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                                                                 EXHIBIT (a)(9)
                                                           [Atrion Logo]
PRESS RELEASE


                    ATRION CORPORATION ANNOUNCES PRELIMINARY
                             RESULTS OF TENDER OFFER


         ALLEN, Texas (December 16, 1999) - Atrion Corporation (Nasdaq/NM-ATRI) announced today the preliminary results of its tender offer that expired at 12:00 midnight, New York City time on Wednesday, December 15, 1999. On November 17, 1999, Atrion commenced its tender offer to purchase up to 600,000 shares of its Common Stock at a price of $12.00 per share. Based on a preliminary count by the depositary for the offer, 341,771 shares of the Company's Common Stock were properly tendered. Atrion expects to purchase all shares of its Common Stock properly tendered, subject to final confirmation.

         The determination of the actual number of shares to be purchased is subject to final confirmation and the proper delivery of all shares tendered and not withdrawn. Atrion expects payment for shares accepted for purchase to occur as soon as is practicable.

         Atrion Corporation designs, develops, manufactures, sells and distributes medical products and components to markets worldwide.



Contact:          Jeffery Strickland
                  Vice President and Chief Financial Officer
                  (972) 390-9800



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